Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of  February 8,2012, between Mass Hysteria Entertainment Company, Inc., a Nevada corporation (the “Corporation”), and Alan J. Bailey (the “Employee”).

The Corporation wishes to retain the services of the Employee and the Employee wishes to be employed by the Corporation, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Employment. The Employee and the Corporation hereby agree upon the terms and conditions of employment hereinafter set forth.

2.
Term. The term of this Agreement shall commence on the date hereof and continue on a month-to-month basis (the “Term”), unless sooner terminated as herein provided including termination under any of the subsections described in paragraph 9 or 10.

3.     Duties. The Employee shall serve   as Chief Financial Officer and as a Member of the Board of the Corporation, in which capacities he shall be responsible for the financial operations and strategy of the Corporation and its subsidiaries and such other duties consistent with such position as the Board of Directors of the Corporation (the “Board”) shall determine from time to time. Without limiting the foregoing, the Employee shall consult with the Board with respect to determining the Corporation’s financial business strategies. The Employee shall receive no additional compensation for any services rendered as a Director in the event he is simultaneously employed by the Corporation and serving as a director of the Corporation.

4.     Compensation.

(a)   Salary. For all services rendered by the Employee pursuant to this Agreement, during the term of this Agreement the Corporation shall pay the Employee a salary at the annual rate of $90,000, payable at the rate of $ 7,500 per month  (which amount shall be automatically increased by ten percent (10%) when and if the Corporation’s revenues, based on the trailing twelve months on a pro forma basis, exceed $1,000,000) during the term of this Agreement. The Board in its sole discretion may further increase said salary from time to time. Payments hereunder shall be made only to the extent that the Corporation has sufficient cash working capital to make such payments after taking into account the Corporation’s  necessary operating expenses including any and all payments due to its Chief Executive Officer. Until such time that payments can be made to Employee , the amount of Employee’s compensation shall accrue  without interest. The Board of Directors shall, not less than once each year, assess the Employee’s performance relative to performance criteria discussed by the Board with the Employee and adopted by the Board at the beginning of such year.

(b)   Bonus. At any time, at the sole discretion of the Board, the Corporation may grant to the Employee a bonus in such amount and in such form, as it deems appropriate.

(c)   Equity. The Employee shall  be granted an employee stock option to purchase common stock at an amount and at an exercise price as determined by the Board of Directors.

5.     Best Efforts. During the term of this Agreement, the Employee shall use his best efforts to promote the interests of the Corporation and shall devote sufficient time and efforts to its business and affairs in relation to Employee’s responsibilities.

6.     Expenses. The Employee is authorized to incur reasonable expenses for promoting the business of the Corporation, including expenses for entertainment, travel and similar items. The Corporation will reimburse the Employee for appropriate expenses upon the Employee’s presentation of an itemized account of such expenditures. The Corporation shall at all times retain access to the records maintained by Employee relative to reimbursable expenses.

7.     Benefits. During the Term of this Agreement, the Employee shall be entitled to, and the Corporation shall provide the following benefits in addition to those specified in Section 4:

(a)
Health Insurance. At any time, the Corporation may, at the sole discretion of the Board, pay for the Employee’s health and medical insurance consistent with those provided to other key employees of the Corporation through the Term of this Agreement.

(b)
Life Insurance. At any time during the Term of this Agreement, the Corporation may, at the sole discretion of the Board, pay for the Employee’s personal life insurance coverage up to a maximum amount of $1,000,000 per year.

(c)
D&O Liability Insurance. At any time during the Term of this Agreement, the Corporation may, at the sole discretion of the Board, maintain in effect directors’ and officers’ liability insurance covering the Employee, with coverage reasonably satisfactory to the Employee.

(d)
Pension and Retirement Benefits. At any time during the Term of this Agreement, the Corporation may, and at the sole discretion of the Board, contribute an amount equal to ten percent (10%) of the Employee’s annual salary to a qualified retirement account either set up by the Corporation or by the Employee.

(e)	Other Benefits. At the sole discretion of the Board, the Corporation may provide to the Employee the same benefits it makes available to other key employees of the Corporation.

8.     Disclosure of Information. The Employee recognizes and acknowledges that the Corporation’s trade secrets and all other confidential and proprietary information of a business, financial or other nature, including without limitation, lists of the Corporation’s actual and prospective customers, as they exist from time to time (collectively, the “Confidential Information”), are a valuable and unique asset of the Corporation and therefore agrees that he will not, either during or after the term of his employment, disclose any Confidential Information concerning the Corporation and/or its subsidiaries, to any person, firm, corporation, association or other entity, for any reason whatsoever, unless previously authorized to do so by the Corporation’s Board. It is understood that the term “Confidential Information” shall not include any information that has entered or enters the public domain through no fault of the Employee. The Employee shall not make any use whatsoever, directly or indirectly, of the Confidential Information, except as required in connection with the performance of his duties for the Corporation. For the purpose of enforcing this provision, the Corporation may resort to any remedy available to it under the law.

9.     Disability and Death. In the event that Employee is absent from employment by reason of illness or other incapacity by which Employee is unable to perform the essential functions of his position for more than six (6) consecutive months during the term of this Agreement or if the Employee dies during the term of this Agreement , the Corporation may terminate this Agreement and the Corporation shall pay to the Employee’s estate in a lump sum within 90 days an amount equal to 100% of the Employee’s annual salary rate then payable to the Employee pursuant to paragraph 4(a) of this Agreement.

10.   Termination. The Corporation shall have the right, on written notice to the Employee, by action of its Board to terminate the Employee’s employment immediately at any time for cause . For purposes of this Agreement, “cause” shall mean (i) conviction of a crime involving dishonesty or (ii) willfully engaging in conduct materially injurious to the Corporation or (iii) the material breach of this Agreement or any other agreement between the Employee and the Corporation, which material breach has not been cured by Employee within ten days after Employee’s receipt of written notice from the Corporation of such material breach. Employee shall not be required to mitigate the amount of any payment provided for in this paragraph 10 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this paragraph 10 be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to the Corporation or otherwise. In the event of termination of this Agreement for cause (including death or disability), the Corporation shall have no further obligation to make any payments or provide any benefits hereunder, with the exception of any Medical coverage that was provided during the Employee’s employment. Such Medical coverage shall continue for such period of time equal to the time the Employee worked at the Corporation, but in no event shall the Medical coverage be discontinued less than one-year after the termination of said Employee.

11.   Enforceability, etc. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

12.   Notices. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by overnight courier or express mail, or mailed by first class certified or registered mail, postage prepaid, return receipt requested to the parties at their respective addresses set forth on the signature page hereof, or to such other address as the parties shall have designated by notice to the other parties.

13.   Waiver. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

14.   Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and the Employee, his heirs and legal representatives.

15.   Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement shall be construed in accordance with and governed by the laws of the State of California without giving effect to principles of conflicts of laws. Any disputes shall be resolved in accordance with the rules of the American Arbitration Association . This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MASS HYSTERIA ENTERTAINMENT COMPANY, INC.

By:
Name: Daniel Grodnik
Title: Chairman of the Board of Director

EMPLOYEE

By:
Alan J. Bailey